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                                                                  EXHIBIT 12 (b)

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
                      GENERAL ELECTRIC CAPITAL CORPORATION
                           AND CONSOLIDATED AFFILIATES

           COMPUTATION OF RATIO OF EARNINGS TO COMBINED FIXED CHARGES
                          AND PREFERRED STOCK DIVIDENDS

                                                                        YEARS ENDED DECEMBER 31
                                                       --------------------------------------------------------
(Dollar amounts in millions)                              1997        1996        1995        1994        1993
                                                       --------    --------    --------    --------    --------
Net earnings .......................................   $  2,729    $  2,632    $  2,261    $  1,918    $  1,478
Provision for income taxes .........................        997       1,172       1,071         896         664
Minority interest ..................................         40          86          81         109         114
                                                       --------    --------    --------    --------    --------
Earnings before income taxes and minority interest .      3,766       3,890       3,413       2,923       2,256
                                                       --------    --------    --------    --------    --------
Fixed charges:
 Interest ..........................................      7,440       7,114       6,520       4,464       3,503
 One-third of rentals ..............................        240         177         170         153         138
                                                       --------    --------    --------    --------    --------
Total fixed charges ................................      7,680       7,291       6,690       4,617       3,641
                                                       --------    --------    --------    --------    --------
Less interest capitalized, net of amortization .....         52          41          21           9           4
                                                       --------    --------    --------    --------    --------
Earnings before income taxes and minority
 interest plus fixed charges .......................   $ 11,394    $ 11,140    $ 10,082    $  7,531    $  5,893
                                                       ========    ========    ========    ========    ========

Preferred stock dividend requirements ..............   $     78    $     76    $     57    $     30    $     22
Ratio of earnings before provision for income
 taxes to net earnings .............................       1.37        1.45        1.47        1.47        1.45
                                                       --------    --------    --------    --------    --------
Preferred stock dividend factor on pre-tax basis ...        107         110          84          44          32
Fixed charges ......................................      7,680       7,291       6,690       4,617       3,641
                                                       --------    --------    --------    --------    --------
Total fixed charges and preferred stock dividend
 requirements ......................................   $  7,787    $  7,401    $  6,774    $  4,661    $  3,673
                                                       ========    ========    ========    ========    ========
Ratio of earnings to combined fixed charges and
 preferred  stock dividends ........................       1.46        1.51        1.49        1.62        1.60
                                                       ========    ========    ========    ========    ========
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